Exhibit 4.15

HERCULES CAPITAL, INC.

AMENDED AND RESTATED 2026 EQUITY INCENTIVE PLAN

(FORMERLY KNOWN AS THE AMENDED AND RESTATED 2018 EQUITY INCENTIVE PLAN)

1.	PURPOSE.

(A) General Purpose. The Plan has been established to advance the interests of the Company by providing for the grant of Awards to Participants. At all times during such periods as the Company qualifies or is intended to qualify as a “business development company” under the 1940 Act, the terms of the Plan shall be construed so as to conform to the stock-based compensation requirements applicable to “business development companies” under the 1940 Act. An Award or related transaction will be deemed to be permitted under the 1940 Act if permitted by any exemptive or “no-action” relief granted by the Commission or its staff.

(B) Available Awards. The purpose of the Plan is to provide a means by which eligible recipients of Awards may be given an opportunity to benefit from increases in the value of the Company’s Stock through the granting of Restricted Stock, Restricted Stock Units, Incentive Stock Options and Non-statutory Stock Options.

(C) Eligible Participants. All key Employees and all Employee Directors are eligible to be granted Awards by the Board under the Plan; provided that, no person shall be granted Awards of Restricted Stock unless such person is an Employee of the Company or an Employee of a wholly-owned consolidated subsidiary of the Company.

(D) Background. The Plan was originally adopted as the 2004 Equity Incentive Plan, and the last amendment and restatement was approved by the Board on May 13, 2018 and by stockholders on June 28, 2018. The Plan is hereby being further amended and restated, and it is being renamed the “Amended and Restated 2026 Equity Incentive Plan.”

2.	DEFINITIONS.

(A) “1940 Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

(B) “Affiliate” means any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) or Section 414(c) of the Code, except that in determining eligibility for the grant of an Option by reason of service for an Affiliate, Sections 414(b) and 414(c) of the Code shall be applied by substituting “at least 50%” for “at least 80%” under Section 1563(a)(1), (2) and (3) of the Code and Treas. Regs. § 1.414(c)-2; provided, that to the extent permitted under Section 409A, “at least 20%” shall be used in lieu of “at least 50%”; and further provided, that the lower ownership threshold described in this definition (50% or 20% as the case may be) shall apply only if the same definition of affiliation is used consistently with respect to all compensatory stock options or stock awards (whether under the Plan or another plan). The Company may at any time by amendment provide that different ownership thresholds (consistent with Section 409A) apply. Notwithstanding the foregoing provisions of this definition, except as otherwise determined by the Board, a corporation or other entity shall be treated as an Affiliate only if its employees would be treated as employees of the Company for purposes of the rules promulgated under the Securities Act of 1933, as amended, with respect to the use of Form S-8.

(C) “Award” means an award of Restricted Stock, Restricted Stock Units, Performance Restricted Stock Units or Options granted pursuant to the Plan.

(D) “Board” means the Board of Directors of the Company.

(E) “Code” means the Internal Revenue Code of 1986, as amended and in effect, or any successor statute as from time to time in effect. Any reference to a provision of the Code shall be deemed to include a reference to any applicable guidance (as determined by the Board) with respect to such provision.

(F) “Commission” means the Securities and Exchange Commission.

(G) “Committee” means the Compensation Committee, as described below in Section 2(H).

(H) “Compensation Committee” means the compensation committee of the Board. The Compensation Committee shall have at least two members, each of whom shall be a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and, if applicable, meet the independence requirements of the applicable stock exchange, quotation system or other self-regulatory organization on which the Stock is traded.

(I) “Company” means Hercules Capital, Inc., a Maryland corporation.

(J) “Continuous Service” means the Participant’s uninterrupted service with the Company or an Affiliate, whether as an Employee or Employee Director.

(K) “Covered Transaction” means any of (i) a consolidation, merger, stock sale, reverse merger or similar transaction or series of related transactions which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, (iii) a dissolution or liquidation of the Company, (iv) following such time as the Company has a class of equity securities listed on a national securities exchange or quoted on an inter-dealer quotation system, a change in the membership of the Board for any reason such that the individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the “Continuing Directors”) cease for any reason to constitute at least a majority of the Board (a “Board Change”); provided, however, that any individual becoming a director after the Effective Date whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the Continuing Directors will be considered as though such individual were a Continuing Director, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended) or other actual or threatened solicitation of proxies or consents by or on behalf of any person or entity other than the Board or (v) a change in the management structure of the Company from an internally managed business development company to an externally managed business development company pursuant to which the Company enters into an investment advisory agreement with a third-party advisor. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Board), the Covered Transaction shall be deemed to have occurred upon consummation of the tender offer.

(L) “Current Market Value” has the meaning set forth in Section 9.

(M) “Dividend Shares” has the meaning set forth in Section 7A.

(N) “Effective Date” has the meaning set forth in Section 14.

(O) “Employee” means any person employed by the Company or an Affiliate.

(P) “Employee Director” means a member of the Board of Directors of the Company that is also an Employee of the Company.

(Q) “Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests.

(R) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(S) “Non-Employee Director Plan” means the Hercules Capital, Inc. Amended and Restated 2026 Non-Employee Director Plan (or any successor plan thereto), as from time to time amended and in effect.

(T) “Non-statutory Stock Option” means an Option that is not an Incentive Stock Option.

(U) “Option” means an Incentive Stock Option or a Non-statutory Stock Option granted pursuant to the Plan.

(V) “Participant” means a person to whom an Award is granted pursuant to the Plan.

(W) “Performance Objectives” means the performance objectives established in the Board or the Committee’s sole discretion for Participants who are eligible to receive Awards under the Plan. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or the Affiliate, division, department or function within the Company or Affiliate in which the Participant is performing Continuous Service. Performance Objectives may be measured on an absolute or relative basis. Relative performance may be measured by a group of peer companies or by a financial market index. Any Performance Objectives applicable to an Award shall be limited to: specified levels of or increases in the Company’s, a division’s or an Affiliate’s return on capital, equity or assets, including, without limitation, total shareholder return measures; earnings measures/ratios (on a gross, net, pre-tax or post-tax basis), including basic earnings per share, diluted earnings per share, total earnings, operating earnings, earnings growth, earnings before interest and taxes and earnings before interest, taxes, depreciation and amortization; net economic profit (which is operating earnings minus a charge to capital); net income; operating income; sales; sales growth; gross margin; direct margin; Stock price (including but not limited to growth measures and total shareholder return); operating profit; per period or cumulative cash flow (including but not limited to operating cash flow and free cash flow) or cash flow return on investment (which equals net cash flow divided by total capital); inventory turns; financial return ratios; market share; balance sheet measurements such as receivable turnover; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; debt reduction; strategic innovation; customer or employee satisfaction; the consummation of one or more acquisitions of a certain size as measured by one or more of the financial criteria listed above in this Section 2(W); individual objectives; and any combination of the foregoing. If the Board or the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Objectives unsuitable, the Board or the Committee may modify such Performance Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Board or the Committee deems appropriate and equitable.

(X) “Performance Period” means a period of time or times established under Section 7C within which the Performance Objectives relating to Awards are to be achieved.

(Y) “Performance Restricted Stock Unit” means a Restricted Stock Unit that vests only upon the attainment of the performance conditions or Performance Objectives specified in the applicable Award.

(Z) “Permitted Transferee” means a Family Member of a Participant to whom an Award has been transferred by gift.

(AA) “Plan” means this Amended and Restated 2026 Equity Incentive Plan, as from time to time amended and in effect.

(BB) “Restricted Stock” means an Award of Stock for so long as the Stock remains subject to restrictions requiring that it be forfeited to the Company if specified conditions are not satisfied.

(CC) “Restricted Stock Unit” means the right to receive a payment in Stock (or the cash equivalent, or a combination of cash and Stock), which right to payment shall be subject to the terms and conditions of the Plan and such other conditions and other limitations and restrictions, as determined by the Board or the Committee, including, without limitation, Performance Restricted Stock Units.

(DD) “Securities Act” means the Securities Act of 1933, as amended.

(EE) “Stock” means the common stock of the Company, par value $.001 per share.

3.	ADMINISTRATION.

(A) Administration By Board. The Board shall administer the Plan unless and until it delegates administration to a Committee, as provided in Section 3(C).

(B) Powers of Board. The Board shall have the power, subject to the express provisions of the Plan and applicable law:

i. To determine from time to time which of the persons eligible under the Plan shall be granted Awards; when and how each Award shall be granted and documented; what type or combination of types of Awards shall be granted; the provisions of each Award granted, including the time or times when a person shall be permitted to exercise an Award; and the number of shares of Stock with respect to which an Award shall be granted to each such person.

ii. To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award documentation, in such manner and to such extent as it shall deem necessary or expedient to make the Plan fully effective.

iii. To amend the Plan or an Award as provided in Section 12.

iv. To terminate or suspend the Plan as provided in Section 13.

v. Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan.

(C) Delegation to Committee. The Board may delegate administration of the Plan to a Committee or Committees of two (2) or more members of the Board, and the term “Committee” shall apply to any persons to whom such authority has been delegated; provided that a “required majority,” as defined in Section 57(o) of the 1940 Act, must approve each issuance of Awards in accordance with Section 61(a)(4)(B)(i)(I) of the 1940 Act. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board (and references in this Plan to the Board, other than the Board reference at the end of this sentence and the Board references in the last sentence of this subsection (C), shall thereafter be to the Committee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

(D) Effect of Board’s Decision. Determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

4.	SHARES SUBJECT TO THE PLAN; CERTAIN LIMITS.

(A) Share Reserve. Subject to adjustment as provided in Section 4(B) and Section 10, and as of the Plan Restatement Date (as defined below), the maximum aggregate number of shares of Stock that may be authorized for issuance under Awards granted under the Plan is 16,303,840 shares of Stock, less one share of Stock for every one share of Stock issued under the Plan after March 31, 2026 and prior to the Plan Restatement Date. Incentive Stock Options may be granted up to the limit set forth in this Section 4(A). “Plan Restatement Date” means the date the stockholders of the Company approve the Plan.

(B) Reversion of Shares to the Share Reserve. If any Award shall for any reason expire or otherwise terminate or be settled in cash, in whole or in part, the shares of Stock not acquired under such Award shall revert to and again become available for issuance under the Plan on a one-for-one basis. In the event that withholding tax liabilities arising from an Award other than an Option are satisfied by the tendering of shares of Stock (either actually or by attestation) or by the withholding of shares by the Company, the shares of Stock so tendered or withheld shall revert to and again be available for issuance under the Plan on a one-for-one basis. Notwithstanding anything to the contrary contained herein, the following shares of Stock shall not revert to and again be available for issuance under paragraph (A) of this Section 4: (i) shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option, (ii) shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to Options, and (iii) shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options.

(C) Type of Shares. The shares of Stock subject to the Plan may be unissued shares or reacquired shares bought on the market or otherwise. No fractional shares of Stock will be delivered under the Plan.

(D) Limits on Individual Grants. The maximum number of shares of Stock for which any Employee or Employee Director may be granted Awards in any calendar year is two million five hundred thousand (2,500,000) shares.

(E) Limits on Grants of Restricted Stock. The combined maximum amount of Restricted Stock that may be issued and outstanding under the Plan, the Non-Employee Director Plan and any other compensation plan of the Company will not at the time of issuance of any shares of Restricted Stock exceed 10% of the outstanding shares of Stock. No one person shall be granted Awards of Restricted Stock relating to more than 25% of the shares available for issuance under this Plan. Shares granted pursuant to an Award of Restricted Stock that are used to settle tax withholding obligations pursuant to Section 9(E), or settled in cash, shall be included as “Restricted Stock issued” for purposes of the calculations set forth in this Section 4(E).

(F) No Grants in Contravention of 1940 Act. No Award may be granted under the Plan if the grant of such Award would cause the Company to violate any section of the 1940 Act, and, if otherwise approved for grant, shall be void and of no effect.

(G) Limits on Number of Awards. The amount of voting securities that would result from the exercise of all of the Company’s outstanding warrants, options, and rights, together with the settlement of any Restricted Stock Units granted pursuant to this Plan and together with any Restricted Stock issued pursuant to this Plan, the Non-Employee Director Plan and any other compensation plan of the Company, at the time of issuance shall not exceed 25% of the outstanding voting securities of the Company, except that if the amount of voting securities that would result from the exercise of all of the Company’s outstanding warrants, options, and rights issued to the Company’s directors, officers, and employees, together with the settlement of any Restricted Stock Units granted pursuant to this Plan and together with any Restricted Stock issued pursuant to this Plan, the Non-Employee Director Plan and any other compensation plan of the Company, would exceed 15% of the outstanding voting securities of the Company, then the total amount of voting securities that would result from the exercise of all outstanding warrants, options, and rights, together with the settlement of any Restricted Stock Units granted pursuant to this Plan and together with any Restricted Stock issued pursuant to this Plan, the Non-Employee Director Plan and any other compensation plan of the Company, at the time of issuance shall not exceed 20% of the outstanding voting securities of the Company. Shares granted pursuant to an Award of Restricted Stock or Restricted Stock Units that are used to settle tax withholding obligations pursuant to Section 9(E), or settled in cash, shall be included as “Restricted Stock issued” or “Restricted Stock Units granted” for purposes of the calculations set forth in this Section 4(G).

(H) Date of Award’s Grant. The date on which the “required majority,” as defined in Section 57(o) of the 1940 Act, approves the issuance of an Award will be deemed the date on which such Award is granted.

5.	ELIGIBILITY.

Incentive Stock Options may be granted to Employees or Employee Directors of the Company or a “parent” or “subsidiary” corporation of the Company as those terms are used in Section 424 of the Code. Awards other than Incentive Stock Options may be granted to both Employees and Employee Directors. By accepting any Award granted hereunder, the Participant agrees to the terms of the Award and the Plan. Notwithstanding any provision of this Plan to the contrary, awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Board.

6.	OPTION PROVISIONS.

Each Option shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Non-statutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Stock purchased on exercise of each type of Option. The provisions of separate Options need not be identical, but, to the extent relevant, each Option shall include (through incorporation by reference or otherwise) the substance of each of the following provisions:

(A) Time and Manner of Exercise. Unless the Board expressly provides otherwise, an Option will not be deemed to have been exercised until the Board receives a notice of exercise (in form acceptable to the Board) signed by the appropriate person and accompanied by any payment required under the Award. If the Option is exercised by any person other than the Participant, the Board may require satisfactory evidence that the person exercising the Option has the right to do so. No Option shall be exercisable after the expiration of ten (10) years from the date on which it was granted.

(B) Exercise Price of an Option. The exercise price of each Option shall be not less than the Current Market Value of, or if no such market value exists, the current net asset value of, the stock subject to the Option as determined in good faith by the Board on the date the Option is granted. In the case of an Option granted to a 10% Holder and intended to qualify as an Incentive Stock Option, the exercise price will not be less than 110% of the Current Market Value determined as of the date of grant. A “10% Holder” is an individual owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporations. Other than pursuant to Section 10, without the approval of the Company’s stockholders (a) the option price per share of an Option after it is granted shall not be decreased, (b) an Option shall not be cancelled in exchange for cash or another Award (other than in connection with a Covered Transaction), or (c) no action shall be taken that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are listed or is otherwise prohibited by the 1940 Act.

(C) Consideration. The purchase price for Stock acquired pursuant to an Option shall be paid in full at the time of exercise either (i) in cash, or, if so permitted by the Board and if permitted by the 1940 Act and otherwise legally permissible, (ii) through a broker-assisted exercise program acceptable to the Board, (iii) by such other means of payment as may be acceptable to the Board, or (iv) in any combination of the foregoing permitted forms of payment.

(D) Transferability of an Incentive Stock Option. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant.

(E) Transferability of a Non-statutory Stock Option. A Non-statutory Stock Option shall be transferable by will or by the laws of descent and distribution, or, to the extent provided by the Board, by gift to a Permitted Transferee, and a Non-statutory Stock Option that is nontransferable except at death shall be exercisable during the lifetime of the Participant only by the Participant. No Options shall be transferrable for consideration.

(F) Limitation on Repurchase Rights. If an Option gives the Company the right to repurchase shares of Stock issued pursuant to the Plan upon termination of employment of such Participant, the terms of such repurchase right must comply with Section 260.140.41(k) of the California Code of Regulations and the 1940 Act.

(G) Exercisability. The Board may determine the time or times at which an Option will vest or become exercisable and the terms on which an Option requiring exercise will remain exercisable; provided, however, that options may be subject to such reasonable forfeiture conditions as the Board may choose to impose and which are not inconsistent with Section 260.140.41 of the California Code of Regulations.

(H) Termination of Continuous Service. Unless the Board expressly provides otherwise, immediately upon the cessation of a Participant’s Continuous Service that portion, if any, of any Option held by the Participant or the Participant’s Permitted Transferee that is not then exercisable will terminate and the balance will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such Option could have been exercised without regard to this Section 6(H), and will thereupon terminate subject to the following provisions (which shall apply unless the Board expressly provides otherwise):

(i) if a Participant’s Continuous Service ceases by reason of death, or if a Participant dies following the cessation of his or her Continuous Service but while any portion of any Option then held by the Participant or the Participant’s Permitted Transferee is still exercisable, the then exercisable portion, if any, of all Options held by the Participant or the Participant’s Permitted Transferee immediately prior to the Participant’s death will remain exercisable for the lesser of (A) the one year period ending with the first anniversary of the Participant’s death or (B) the period ending on the latest date on which such Option could have been exercised without regard to this Section 6(H)(i), and will thereupon terminate; and

(ii) if the Board in its sole discretion determines that the cessation of a Participant’s Continuous Service resulted for reasons that cast such discredit on the Participant as to justify immediate termination of his or her Options, all Options then held by the Participant or the Participant’s Permitted Transferee will immediately terminate.

Notwithstanding anything in the foregoing to the contrary, in the case of a Participant residing in California, unless such Participant’s employment is terminated for cause (as defined in any contract of employment between the Company and such Participant, or if none, in the instrument evidencing the grant of such Participant’s option), in the event of termination of employment of such Participant, he or she shall have the right to exercise an option, to the extent that he or she was otherwise entitled to exercise such option on the date employment terminated, as follows: (i) at least six (6) months from the date of termination, if termination was caused by such Participant’s death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code) and (ii) at least thirty (30) days from the date of termination, if termination was caused other than by such Participant’s death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code).

7.	RESTRICTED STOCK PROVISIONS.

Each grant of Restricted Stock shall contain such terms and conditions as the Board shall deem appropriate. The provisions of separate grants of Restricted Stock need not be identical, but, to the extent relevant, each grant shall include (through incorporation by reference or otherwise) the substance of each of the following provisions:

(A) Consideration. To the extent permitted by the 1940 Act, Awards of Restricted Stock may be made in exchange for past services or other lawful consideration.

(B) Transferability of Restricted Stock. Except as the Board otherwise expressly provides, Restricted Stock shall not be transferable other than by will or by the laws of descent and distribution. No Restricted Stock shall be transferrable for consideration.

(C) Vesting. The Board may determine the time or times at which shares of Restricted Stock will vest or become exercisable and the terms on which shares of Restricted Stock will remain exercisable. The vesting schedule for Restricted Stock issued under the Plan will be determined at the time of the initial grant of Restricted Stock.

(D) Termination of Continuous Service. Unless the Board expressly provides otherwise, immediately upon the cessation of a Participant’s Continuous Service that portion, if any, of any Restricted Stock held by the Participant or the Participant’s Permitted Transferee that is not then vested will terminate, and the unvested shares will be returned to the Company and will be available to be issued as Awards under this Plan.

7A. RESTRICTED STOCK UNIT PROVISIONS.

Each grant of Restricted Stock Units shall contain such terms and conditions as the Board or the Committee shall deem appropriate. The provisions of separate grants of Restricted Stock Units need not be identical, but, to the extent relevant, each grant shall include (through incorporation by reference or otherwise) the substance of each of the following provisions:

(A) Transferability of Restricted Stock Units. Except as the Board otherwise expressly provides, Restricted Stock Units shall not be transferable. No Restricted Stock Units shall be transferrable for consideration.

(B) Vesting. The Board or the Committee may determine the time or times at which Restricted Stock Units will vest or become payable to a Participant. The vesting schedule and/or conditions for Restricted Stock Units issued under the Plan will be determined at the time of the grant of Restricted Stock Units.

(C) Termination of Continuous Service. Unless the Board or the Committee expressly provides otherwise, immediately upon the cessation of a Participant’s Continuous Service that portion, if any, of any Restricted Stock Unit held by the Participant that is not then vested will thereupon terminate.

(D) Dividend Equivalents. The Committee may provide for dividend equivalents in respect of all outstanding Restricted Stock Units and, if so provided, any such dividend equivalents shall be in the form of share equivalents, unless otherwise provided by the Committee or otherwise elected by the Participant. Any such dividend equivalents, unless otherwise provided by the Committee or unless otherwise elected by the Participant to be in the form of cash, shall be deemed to be hypothetically reinvested at fair market value in shares of Stock on the date on which any such dividend is paid by the Company on its Stock (“Dividend Shares”). If dividend equivalents are not so reinvested, they shall be accumulated and paid in cash at the time provided below in this Section 7A(D). Dividend Shares shall be deemed to constitute outstanding shares for purposes of subsequent dividend payments by the Company. Dividend Shares (and/or accumulated cash) shall be settled and delivered on the date that the Restricted Stock Units to which they relate are settled and delivered if, and only to the extent that, the related Restricted Stock Unit vests. With respect to Performance Restricted Stock Units, the actual number of shares of Stock for which Dividend Shares (and/or the actual amount of accumulated cash, as the case may be) are credited and paid shall, in accordance with the principles set forth in this Section 7A(D), be determined by the Compensation Committee at the end of the applicable Performance Period by reference to, and taking into account, only the actual level or levels of performance achieved by the Company, the Participant or otherwise. To the extent that all or any portion of the related Restricted Stock Unit does not vest or is forfeited any Dividend Shares (and/or accumulated cash, as the case may be) corresponding to the portion of the Restricted Stock Unit that does not vest or is forfeited shall similarly not vest and be forfeited by the participant without any compensation therefore. Any written elections as to form and investment in this Section 7A(D) shall be made in accordance with the principles set forth in the Plan and as otherwise provided in the form prescribed by the Committee.

(E) Election to Receive 10% of Award as Option. To the extent permitted by the Committee, a Participant may file a written election with the Company in the form prescribed by the Committee pursuant to which such Participant may elect to receive 10% of the value of a Restricted Stock Unit Award in the form of an Option. Such election must be filed in December of the year prior to the year of grant or by such later time as complies with the deferral election rules under Section 409A of the Code. Any such election shall remain in effect until it is revoked or until a new election is submitted, in each case during December of the year prior to the year of grant. Notwithstanding anything to the contrary in this Section 7A(E), each grant of an Option hereunder (or otherwise) shall be subject to the approval of the Committee prior to the granting of an Option.

(F) Holding Period. The Board or the Committee may require that all or a portion of the Stock delivered in respect of any vested Restricted Stock Unit Award be subject to a specified post-grant, post-vesting or post-delivery holding period as specified in the applicable Award.

7B. DEFERRAL OF RESTRICTED STOCK UNIT AWARDS.

Subject to any procedures as may be permitted or required by the Committee, a Participant may file a written election with the Company in the form prescribed by the Committee pursuant to which such Participant elects to defer the receipt of all or a portion of the Stock to be issued in settlement of the vested portion of a Restricted Stock Unit Award described in Section 7A. In addition, subject to any procedures as may be permitted or required or further amended by the Committee in its sole discretion, the following shall apply to any such deferrals:

(A) Timing of Election. Such election must be filed in December of the year prior to the year of grant. Any such election shall remain in effect until it is revoked or until a new election is submitted, in each case during December of the year prior to the year of grant.

(B) Settlement of Award. If a Participant has made a deferral election with respect to any Restricted Stock Unit Award pursuant to this Section 7B, the settlement of the vested portion of such Award shall be delayed until the earliest to occur of (i) the date specified in the deferral election, (ii) the consummation of a Covered Transaction (provided that such Covered Transaction constitutes a “change in the ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, in each case within the meaning of Code Section 409A and the regulations promulgated thereunder) and (iii) upon the termination of a Participant’s Continuous Service (provided that such termination constitutes a “separation from service” within the meaning of Code Section 409A and the regulations promulgated thereunder) and payment shall be made as soon as reasonably practicable thereafter, but not more than thirty (30) days following such date.

(C) Rights of Participant during Deferral Period. Awards deferred pursuant to this Section 7B represent an unfunded and unsecured promise to pay on behalf of the Company. The right of any Participant to receive payments from the Company pursuant to a deferral election shall be no greater than the right of any general unsecured creditor of the Company or any Affiliate.

7C. PERFORMANCE RESTRICTED STOCK UNIT OR OTHER PERFORMANCE-BASED AWARDS.

Each grant of Performance Restricted Stock Units or other performance-based Awards shall contain such terms and conditions as the Board or the Committee shall deem appropriate. The provisions of separate grants of Performance Restricted Stock Units or other performance-based Awards need not be identical, but, to the extent relevant, each grant shall include (through incorporation by reference or otherwise) the substance of each of the following provisions:

(A) Vesting. Performance Restricted Stock Units or other performance-based Awards shall vest based on the Company’s or individual’s attainment of Performance Objectives as specified in the Award over a Performance Period as specified in the Award. Each Award may specify in respect of the Performance Objectives a minimum acceptable level of achievement below which no vesting of the Award shall occur and may set forth a formula for determining the portion of such Award that shall vest if performance is at or above such minimum acceptable level but is less than the maximum achievement of the specified Performance Objectives.

(B) Adjustment of Performance Objectives. The Board or the Committee may adjust Performance Objectives and the related minimum acceptable level of achievement if, in the sole judgment of the Board or the Committee, events or transactions have occurred after the grant date of an Award that are unrelated to the performance of the Participant and result in distortion of the Performance Objectives or the related minimum acceptable level of achievement.

(C) Termination of Continuous Service. Unless the Board or the Committee expressly provides otherwise, immediately upon the cessation of a Participant’s Continuous Service that portion, if any, of any Performance Restricted Stock Unit held by the Participant that is not then vested will thereupon terminate.

(D) Certification of Achievement of Performance Targets. Following the completion of a Performance Period, the Board or the Committee shall review and certify in writing whether, and to what extent, the Performance Objectives for the Performance Period have been achieved and, if so, calculate and certify in writing the portion (if any) of the Performance Restricted Stock Unit which shall vest based upon the achievement of the Performance Objectives.

8.	Intentionally Omitted.

9.	MISCELLANEOUS.

(A) Acceleration. The Board shall have the power to accelerate the time at which an Award or any portion thereof vests or may first be exercised, regardless of the tax or other consequences to the Participant or the Participant’s Permitted Transferee resulting from such acceleration.

(B) Stockholder Rights. No Participant or other person shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to an Option or Restricted Stock Unit unless and until such Award has been delivered to the Participant or other person upon exercise or settlement of the Award; provided, however, that shares of Stock subject to a Restricted Stock Unit may receive dividend equivalents in Section 7A(D). Holders of Restricted Stock shall have all the rights of a holder upon issuance of the Restricted Stock Award.

(C) No Employment or Other Service Rights. Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Participant any right to continue in the employment of, or to continue to serve as a director of, the Company or an Affiliate or shall affect the right of the Company or an Affiliate to terminate (i) the employment of the Participant (if the Participant is an Employee) with or without notice and with or without cause or (ii) the service of an Employee Director (if the Participant is an Employee Director) pursuant to the Bylaws of the Company or an Affiliate and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated. Nothing in the Plan will be construed as giving any person any rights as a stockholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of service for any reason, even if the termination is in violation of an obligation of the Company or an Affiliate to the Participant.

(D) Legal Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act, the Company may require, as a condition to the grant or the exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

(E) Withholding Obligations. Each grant or exercise of an Award granted hereunder shall be subject to the Participant’s having made arrangements satisfactory to the Board for the full and timely satisfaction of all federal, state, local and other tax withholding requirements applicable to such grant, exercise or exchange. Without limiting the generality of the foregoing, the Participant may satisfy such withholding requirements by tendering a check (acceptable to the Board) for the full amount of such withholding. In the event the Company or an Affiliate becomes liable for tax withholding with respect to an Option prior to the date of exercise, the Company may require the Participant to remit the required tax withholding by separate check acceptable to the Company or may make such other arrangements (including withholding from other payments to the Participant) for the satisfaction of such withholding as it determines.

The Company or its designated third-party administrator shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of cash or shares of Stock under this Plan, an appropriate amount of cash or number of shares of Stock or a combination thereof for payment of taxes or other amounts required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes (subject in all cases to any limits on share withholding that may be imposed by the Company and not to exceed share withholding rates that would cause an adverse accounting consequence or cost). A Participant shall have the right to satisfy tax withholding obligations by the transfer to the Company of shares of Stock theretofore owned by the holder of the Award with respect to which withholding is required. Shares of Stock used to satisfy tax withholding obligations shall be valued based on the shares’ Current Market Value on the date of the transaction. Consistent with Section 409A of the Internal Revenue Code, the Company will use the closing sales price of its shares of Stock on the New York Stock Exchange (or any other such exchange on which its shares of Stock may be traded in the future) as “Current Market Value” for all purposes under the Plan. Notwithstanding anything to the contrary in the Plan, to the extent any shares of Stock are withheld or tendered to cover tax withholding obligations applicable to an Award, any shares so withheld at higher than the applicable minimum statutory rate will not again be available for grant under the Plan pursuant to the share recycling rules of Section 4(B).

(F) Section 409A. Awards under the Plan are intended either to qualify for an exemption from Code Section 409A or to comply with the requirements thereof, and shall be construed accordingly. Notwithstanding anything in the Plan or any Award or agreement thereunder to the contrary, any payments or benefits due under the Plan or any Award or agreement thereunder that constitute non-exempt “deferred compensation” (as defined in Code Section 409A) that are otherwise payable by reason of a termination of Continuous Service will not be paid or provided until a Participant has undergone a “separation from service” (as defined in Code Section 409A) and if a payment or benefit provided for in the Plan or any Award or agreement thereunder would be subject to additional tax under Code Section 409A if paid within six (6) months after a Participant’s separation from service, then such payment or benefit shall not be paid (or commence) during the six-month period immediately following such Participant’s separation from service except as provided in the immediately following sentence. In such an event, any payment or benefits that otherwise would have been made or provided during such six-month period and that would have incurred such additional tax under Code Section 409A shall instead be paid or provided in a lump-sum payment on the first day following the termination of such six-month period or, if earlier, within ten (10) days following the date of the Participant’s death. A Participant’s right to receive any installment payments under the Plan shall be treated as a right to receive a series of separate payments and accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Code Section 409A. None of the Company, its Affiliates or their respective directors, officers, employees or advisors will be held liable for any taxes, interest or other amounts owed by any Participant as a result of the application of Code Section 409A.

(G) Minimum Vesting Period for Awards. Notwithstanding anything to the contrary in the Plan, the minimum vesting schedule applicable to Awards shall provide for vesting over a service period of no less than one (1) year, with ratable vesting only permitted following the one year anniversary of grant; provided, however, that such limitation shall not apply to Awards granted for up to an aggregate of five percent (5%) of the maximum number of shares of Stock that may be issued under this Plan, which may be issued without minimum vesting requirements. The minimum vesting provisions may be satisfied by reference to the vesting or Performance Period of any other compensation or incentive plan, program or arrangement the obligations of which are satisfied through the use of Awards under the Plan.

10.	ADJUSTMENTS UPON CHANGES IN STOCK.

(A) Capitalization Adjustments. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure, the Board will make appropriate adjustments to the maximum number of shares specified in Section 4(A) that may be delivered under the Plan, to the maximum per-participant share limit described in Section 4(D) and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change. To the extent consistent with qualification of Incentive Stock Options under Section 422 of the Code, the Board may also make adjustments of the type described in the preceding sentence to take into account distributions to stockholders other than those provided for in such sentence, or any other event, if the Board determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards granted hereunder; provided, however, that the exercise price of Awards granted under the Plan will not be adjusted unless the Company receives an exemptive order from the Commission or written confirmation from the staff of the Commission that the Company may do so.

(B) Covered Transaction. Except as otherwise provided in an Award, in the event of a Covered Transaction in which there is an acquiring or surviving entity, the Board may provide for the assumption of some or all outstanding Awards, or for the grant of new awards in substitution therefor, by the acquiror or survivor or an affiliate of the acquiror or survivor, in each case on such terms and subject to such conditions as the Board determines. In the absence of such an assumption or if there is no substitution, except as otherwise provided in the Award, each Award will become fully vested or exercisable prior to the Covered Transaction on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Board, to participate as a stockholder in the Covered Transaction, and the Award will terminate upon consummation of the Covered Transaction. Unless otherwise provided in an Award, the Committee shall have the right to determine and provide that in the event of a Covered Transaction, Options outstanding as of the date of the Covered Transaction shall be cancelled and terminated without payment without requiring the consent of the Participant if the fair market value of one share of Stock as of the date of the Covered Transaction is less than the per share Option exercise price.

11.	Intentionally Omitted.

12.	AMENDMENT OF THE PLAN AND AWARDS.

The Board may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan the Board may not, without the Participant’s consent, alter the terms of an Award so as to affect substantially and adversely the Participant’s rights under the Award, unless the Board expressly reserved the right to do so at the time of the grant of the Award. Any amendment to the Plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code and applicable stock exchange requirements), as determined by the Board.

13.	TERMINATION OR SUSPENSION OF THE PLAN.

(A) Plan Term. The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the Plan is initially adopted in 2026 by the Board or approved by the stockholders of the Company in 2026, whichever is earlier. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(B) No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Awards granted while the Plan is in effect except with the written consent of the Participant.

14.	EFFECTIVE DATE OF PLAN.

The Plan shall become effective when the Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board; provided, however, that the Plan shall not be effective with respect to an Award of Restricted Stock unless the Company has received an order of the Commission under Section 6(c) of the 1940 Act for an exemption from Sections 23(a) and 23(b), under Section 57(i) of the 1940 Act and Rule 17d-1 thereunder for an exemption from Section 57(a)(4) and under Section 23(c)(3) of the 1940 Act for an exemption from Section 23(c) (the “Effective Date”).

15.	1940 ACT.

No provision of this Plan shall contravene any portion of the 1940 Act, and in the event of any conflict between the provisions of the Plan or any Award and the 1940 Act, the applicable Section of the 1940 Act shall control and all Awards under the Plan shall be so modified. All Participants holding such modified Awards shall be notified of the change to their Awards and such change shall be binding on such Participants.

16.	INFORMATION RIGHTS OF PARTICIPANTS.

The Company shall provide to each Participant who acquires Stock pursuant to the Plan, not less frequently than annually, copies of annual financial statements (which need not be audited). The Company shall not be required to provide such statements to key employees whose duties in connection with the Company assure their access to equivalent information.

17.	SEVERABILITY.

If any provision of this Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Participant or Award, or would disqualify this Plan or any Award under any applicable law, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Board, materially altering the intent of this Plan or the Award, such provision shall be stricken as to such jurisdiction, Participant or Award and the remainder of this Plan and any such Award shall remain in full force and effect.

18.	OTHER COMPENSATION ARRANGEMENTS.

The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to award a person bonuses or other compensation in addition to Awards under the Plan.

19.	WAIVER OF JURY TRIAL.

By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.

20.	LIMITATION ON LIABILITY.

Notwithstanding anything to the contrary in the Plan, neither the Company nor the Board, nor any person acting on behalf of the Company or the Board, shall be liable to any Participant or to the estate or beneficiary of any Participant by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code.